EXHIBIT 12.1
DUKE REALTY CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(in thousands, except ratios)

	Nine Months Ended September 30, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Net income (loss) from continuing operations, less preferred dividends	$(10,091)		$(131,400)		$(64,114)		$(25,144)		$(303,217)		$19,911
Preferred dividends	24,261		46,438		60,353		69,468		73,451		71,426
Interest expense	176,005		236,156		212,217		177,273		140,370		130,422
Earnings (loss) before fixed charges	$190,175		$151,194		$208,456		$221,597		$(89,396)		$221,759
Interest expense	$176,005		$236,156		$212,217		$177,273		$140,370		$130,422
Interest costs capitalized	13,173		9,357		4,335		11,498		26,864		53,456
Total fixed charges	189,178		245,513		216,552		188,771		167,234		183,878
Preferred dividends	24,261		46,438		60,353		69,468		73,451		71,426
Total fixed charges and preferred dividends	$213,439		$291,951		$276,905		$258,239		$240,685		$255,304
Ratio of earnings to fixed charges	1.01		N/A	(2)	N/A	(4)	1.17		N/A	(7)	1.21
Ratio of earnings to fixed charges and preferred dividends	N/A	(1)	N/A	(3)	N/A	(5)	N/A	(6)	N/A	(8)	N/A	(9)

(1)
N/A - The ratio is less than 1.0; deficit of $23.3 million exists for the nine months ended September 30, 2013. The calculation of earnings includes $296.8 million of non-cash depreciation and amortization expense.

(2)
N/A - The ratio is less than 1.0; deficit of $94.3 million exists for the year ended December 31, 2012. The calculation of earnings includes $358.3 million of non-cash depreciation and amortization expense.

(3)
N/A - The ratio is less than 1.0; deficit of $140.8 million exists for the year ended December 31, 2012. The calculation of earnings includes $358.3 million of non-cash depreciation and amortization expense.

(4)
N/A - The ratio is less than 1.0; deficit of $8.1 million exists for the year ended December 31, 2011. The calculation of earnings includes $311.4 million of non-cash depreciation and amortization expense.

(5)
N/A - The ratio is less than 1.0; deficit of $68.4 million exists for the year ended December 31, 2011. The calculation of earnings includes $311.4 million of non-cash depreciation and amortization expense.

(6)
N/A - The ratio is less than 1.0; deficit of $36.6 million exists for the year ended December 31, 2010. The calculation of earnings includes $258.8 million of non-cash depreciation and amortization expense.

(7)
N/A - The ratio is less than 1.0; deficit of $256.6 million exists for the year ended December 31, 2009. The calculation of earnings includes $229.8 million of non-cash depreciation and amortization expense.

(8)
N/A - The ratio is less than 1.0; deficit of $330.1 million exists for the year ended December 31, 2009. The calculation of earnings includes $229.8 million of non-cash depreciation and amortization expense.

(9)
N/A - The ratio is less than 1.0; deficit of $33.5 million exists for the year ended December 31, 2008. The calculation of earnings includes $205.2 million of non-cash depreciation and amortization expense.